                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                            ______________________



                                   FORM 8-K

                                CURRENT REPORT



                    Pursuant to Section 13 or 15 (d) of the
                        Securities Exchange Act of 1934

               Date of Report (Date of earliest event reported)
                                August 24, 2001




                                FMC CORPORATION
            ------------------------------------------------------
            (Exact name of registrant as specified in its charter)



          Delaware                     1-2376               94-0479804
----------------------------        ------------       -------------------
(State or other jurisdiction         (Commission         (I.R.S. Employer
     of incorporation)              File Number)       Identification No.)



           200 East Randolph Drive, Chicago, Illinois      60601
           --------------------------------------------------------
           (Address of principal executive offices)      (Zip Code)



                                (312) 861-6000
                        ------------------------------
                        Registrant's telephone number,
                              including area code
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Item 5.  Other Events

On August 24, 2001, FMC Corporation issued the following release:

FMC Corporation Elects William G. Walter as CEO and President

CHICAGO, August 24, 2001-- The board of directors of FMC Corporation today announced the election of William G. Walter as chief executive officer and president, effective immediately.

As CEO, Walter succeeds Robert N. Burt, who will retire as an employee of both companies on November 1, 2001. Burt also will continue to serve on the boards of directors of FMC and FMC Technologies until their annual meetings in April 2002. Burt, 64, joined FMC in 1973 and has been chairman and chief executive officer since November 1991.

Also, as president of FMC, Walter succeeds Joseph H. Netherland, 54, who is now chief executive officer of FMC Technologies.

FMC Technologies was formed as part of a previously announced strategic reorganization of FMC Corporation that is expected to divide FMC Corporation into two independent, publicly traded companies--a machinery business (FMC Technologies) and a chemicals business (FMC Corporation). FMC currently owns approximately 83 percent of the outstanding shares of FMC Technologies, which launched an IPO in June 2001. FMC Corporation intends to distribute the remaining shares of FMC Technologies that it owns by the end of 2001 in a tax-free distribution to FMC Corporation shareholders.

Burt noted that: "Over the years, FMC has been able to reinvent itself to meet the needs of our customers and to be competitive in the markets in which we operate. Last year we announced a more radical reinvention--separation into two companies--that will allow us to continue to serve our customers, provide more value for our shareholders and continue to provide opportunities for employees. I'm confident that Bill and Joe, and their respective management teams, can meet this new challenge and build on the strengths of both companies."

Bill Walter emphasized his confidence in the future of the chemical company. "We have an excellent portfolio of businesses, an experienced management team and a strong team of employees who understand and respond to the needs of our customers. Those strengths will serve us well as we pursue new opportunities."

Walter, 55, was elected executive vice president and a member of the company's board of directors in December 2000. Before that, he was general manager of FMC's Specialty Chemicals Group, headquartered in Philadelphia, since May 1997.
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PAGE 3


Walter joined FMC in 1974 as a business planner at its corporate office in Chicago. In 1977 he was named planning director and group controller of the company's former Construction Equipment Group in Bannockburn, Ill. He was appointed general manager of the group's after-market business in 1979. From 1982 to 1986, he served as director of marketing and sales for the group.

Walter became general manager of FMC's Defense Systems International Division, based in San Jose, Calif., in 1986. He served as director of commercial operations for FMC's Agricultural Chemical Group, based in Philadelphia, from 1991 to 1992, when he was named general manager of the Alkali Chemicals Division. Before joining FMC, Walter was an associate with Booz, Allen & Hamilton, Inc.

He received a bachelor of science degree in economics from Loras College in Dubuque, Iowa, and a master of business administration degree in marketing and finance from Northwestern University.

FMC's chemicals businesses comprise Specialty Chemicals, Industrial Chemicals, and Agricultural Products, and total about $2.1 billion in 2000 sales and $295 million in operating profit.

FMC currently is one of the world's leading producers of chemicals and machinery for industry and agriculture. FMC employs approximately 15,000 people at 90 manufacturing facilities and mines in 25 countries. The company divides its businesses into five segments: Energy Systems, Food and Transportation Systems, Agricultural Products, Specialty Chemicals and Industrial Chemicals.

Safe Harbor Statement under the Private Securities Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors in the corporation's 2000 Form 10-K and other SEC filings. Such information contained herein represents management's best judgment as of the date hereof based on information currently available. The corporation does not intend to update this information and disclaims any legal obligation to the contrary.
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PAGE 4

                                   SIGNATURES



Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                   FMC CORPORATION


                                   By /s/ Stephen F. Gates
                                      --------------------
                                      Stephen F. Gates
                                      Senior Vice President, General
                                       Counsel and Secretary



Date: September 10, 2001